Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

January 15, 2015

BB&T Corporation

200 West Second Street

Winston-Salem, North Carolina 27101

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of BB&T Corporation, a North Carolina corporation (“BB&T”), including the proxy statement/prospectus forming a part thereof, relating to the proposed merger of Susquehanna Bancshares, Inc., a Pennsylvania corporation, with and into BB&T, with BB&T surviving the merger.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz